[ZAP LOGO]


FOR IMMEDIATE RELEASE                            CONTACT: Alex Campbell
                                                          (707) 525-8658 x 241
                                                          acampbell@zapworld.com


                       ZAP TO SELL $24.5 MILLION IN COMMON
                             STOCK TO FUSION CAPITAL


      SANTA ROSA, California, Wednesday, July 28, 2004 -- Advanced technology vehicle company ZAP (OTC BB:ZAPZ) announced today that it has entered into a $24.5 million common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago based institutional investor, whereby Fusion Capital has initially purchased 200,000 shares of ZAP's common stock at a price of $2.50 per share. Fusion Capital has committed to purchase an additional $24.0 million of common stock over a 40-month period at a purchase price based upon the market price of ZAP's common stock on the date of each sale without any fixed discount to the market price. The proceeds will be utilized to accelerate the development and commercialization of ZAP's full-line of advanced technology vehicles and to purchase additional inventory of Smart Cars.

      Steven Schneider, CEO of ZAP commented, "The proceeds from this financing will allow us to fund inventory build up of Smart Cars as we anticipate EPA approval which will allow us to start selling Smart Cars." Gary Starr, Chairman of ZAP stated, "This financing with Fusion Capital will provide the Company with a value-added partner and a flexible source of capital. We are very excited about this transaction and look forward to a long relationship with Fusion Capital."

      Funding of the additional $24.0 million does not commence until the Securities & Exchange Commission has declared effective a registration statement covering the shares sold to Fusion Capital. The Company has the right to control the timing and the amount of stock sold to Fusion Capital. ZAP also has the right to terminate the agreement at any time without any additional cost. Fusion Capital has agreed not to engage in any direct or indirect short selling or hedging of the common stock in any manner whatsoever.

      A more detailed description of the transaction is set forth in ZAP's report on Form 8-K filed today with the SEC.


                                    - MORE -

501 Fourth Street, Santa Rosa CA 95401 USA tel (707) 525-8658 fax (707) 525-8692
     e-mail: acampbell@zapworld.com o www.zapworld.com o Stock Symbol: ZAPZ


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ZAP TO SELL $24.5 MILLION IN COMMON STOCK TO FUSION CAPITAL (July 28, 2004)
-- Page 2

ABOUT ZAP

      ZAP has been a leader in clean transportation technologies since 1994, delivering more than 85,000 vehicles to customers in more than 60 countries. A public company, ZAP is traded on the Over-the-Counter stock exchange under the symbol ZAPZ. The company offers a variety of advanced technology vehicles, including cars, bicycles, scooters, motorbikes, underwater scooters and more. For more information, visit http://www.ZAPworld.com or call +1-707-525-8658.

ABOUT FUSION CAPITAL

      Fusion Capital Fund II, LLC is a broad based investment fund, based in Chicago. Fusion Capital makes a wide range of investments ranging from special situation financing to long-term strategic capital.

      Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.


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501 Fourth Street, Santa Rosa CA 95401 USA tel (707) 525-8658 fax (707) 525-8692
     e-mail: acampbell@zapworld.com o www.zapworld.com o Stock Symbol: ZAPZ